EXHIBIT 10.5

                   [TITUS BRUECKNER & BERRY, P.C. LETTERHEAD]


                                February 18, 1998

                                HOLD FOR PICK-UP


Karissa Nisted
6746 S. Bonarden Lane
Tempe, Arizona 85283

         Re:      Premium Cigars International, Ltd. ("PCI")
                  Severance Compensation

Dear Karissa:

         This letter responds to your request that PCI confirm with you the compensation and other benefits which you are entitled to upon termination under the terms of your Employment Agreement dated October 15, 1997 ("Employment Agreement"). Please confirm below that the following represents your understanding of the terms of your severance with PCI in accordance with Section 7 of your Employment Agreement:

1. That your employment with PCI terminated effective at the end of the workday Monday, February 9, 1998;

2. For a six (6) month period, you will continue to receive your normal salary amount, at the salary level in effect on the date your employment was terminated minus all applicable deductions (such as for taxes, etc.) payable biweekly;

3. Section 7(c) provides for group medical insurance eligibility, at your own expense, under the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA"), as amended, for such duration as provided by existing law at the time of your termination; it is PCI's understanding that, because the Company normally employed fewer than 20 employees on a typical business day during the calendar year preceding the date of your termination, you are not eligible for COBRA coverage;

4. That you understand that, without limitation, Sections 8, 9 and 10 of your Employment Agreement dated October 15, 1997 represent ongoing obligations on your part relating to PCI's customer records, confidential information and your covenant not to compete with PCI.

Karissa Nisted
February 18, 1998
Page 2

         In addition to the foregoing severance terms from the Employment Agreement, PCI waives any and all claims that it might have against you in exchange for your mutual waiver below.

         Please contact me if you have any questions regarding this letter.

                                             Very truly yours,

                                             TITUS, BRUECKNER & BERRY, P.C.


                                                  /s/ Michael F. Patterson
                                             -----------------------------------
                                             Michael F. Patterson

MS. NISTED'S ACKNOWLEDGEMENT AND RELEASE: I acknowledge that except for the items set forth in this letter, I have no other claims and waive all other claims to compensation or other benefits from PCI. I waive all other claims against the Company, its directors, officers, shareholders and agents in exchange for the Company's mutual waiver of all claims against me. My foregoing waiver shall not, however, be deemed to prevent me from asserting any defense in any action brought against me by any third party and which relates to the Company's business. Additionally, I reserve any rights I may have under the Articles of Incorporation, Bylaws or common law for indemnification.


Date: February 18, 1998                      /s/ Karissa Nisted
                                        ----------------------------------------
                                        Karissa Nisted

COMPANY AGREEMENT TO THE TERMS SET FORTH ABOVE:

PREMIUM CIGARS INTERNATIONAL, LTD.


By:     /s/ David S. Hodges             Date: February 18, 1998
   --------------------------------
Printed Name: David S. Hodges
Its: Chief Financial Officer